Exhibit 99.1

American States Water Company and Subsidiary Ratings Raised to 'A' with a 'Stable' Outlook


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Aug. 22, 2007--American States Water Company (NYSE:AWR) today confirmed that Standard & Poor's Ratings Services ('S&P') has raised the corporate ratings for American States Water Company and its primary water utility subsidiary, Golden State Water Company ('GSWC') to 'A' with a 'Stable' outlook from 'A-' with a 'Positive' outlook.

    According to S&P's August 22, 2007 press release, "The ratings upgrade reflects improvements in AWR's financial profile and regulatory environment, coupled with expectations of strong cash flow measures and declining debt leverage. AWR's treatment by the California Public Utilities Commission (CPUC) has become more supportive with the 2003 changes to the rate filing process and adoption of a water action plan in 2005 which outlines several possible policy improvements, including a weather-normalization mechanism, improved commodity cost recovery, a distribution system improvement charge, and cost recovery preauthorization for large projects."

    Commenting on S&P's actions, AWR's President and Chief Executive Officer Floyd E. Wicks stated, "We are very pleased with S&P's decision to raise the ratings for both AWR and GSWC. We appreciate S&P's efforts to understand the positive aspects as well as the challenging issues confronting the Company and the industry in which we operate."

    S&P's corporate credit ratings range from AAA (highest rating possible) to D (rating for default), reflecting S&P's opinion of a company's overall capacity to meet its financial obligations. Credit ratings are not recommendations to buy, sell or hold a security and are subject to change or withdrawal at any time by the rating agency.

    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             (909) 394-3600, extension 647